Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2017, FEBRUARY SALES RESULTS, AND PLANS FOR MEMBERSHIP FEE INCREASE

ISSAQUAH, Wash., March 2, 2017 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2017, ended February 12, 2017.

Net sales for the quarter increased six percent, to $29.13 billion from $27.57 billion last year. Net sales for the first half increased four percent, to $56.60 billion from $54.19 billion last year.

Comparable sales for the twelve-week and twenty-four-week periods were as follows:

	12 Weeks	24 Weeks
U.S.	3%	2%
Canada	8%	6%
Other International	-2%	-1%

Total Company	3%	2%

Comparable sales for these periods excluding the impacts from changes in gasoline prices and foreign exchange were as follows:

	12 Weeks	24 Weeks
U.S.	3%	2%
Canada	2%	3%
Other International	3%	3%

Total Company	3%	2%

Net income for the quarter was $515 million, or $1.17 per diluted share, compared to $546 million, or $1.24 per diluted share, last year. Net income for the first half was $1.060 billion, or $2.41 per diluted share, compared to $1.026 billion, or $2.32 per diluted share, last year.

For the four-week reporting month of February, ended February 26, 2017, the Company reported net sales of $8.92 billion, an increase of eight percent from $8.28 billion during the similar four-week period last year. For the twenty-six week period ended February 26, 2017, net sales were $61.18 billion, an increase of five percent from $58.25 billion during the similar period last year.

Comparable sales for the four-week and twenty-six-week periods ended February 26, 2017 were as follows:

	4 Weeks	26 Weeks
U.S.	5%	3%
Canada	10%	6%
Other International	-2%	-1%

Total Company	4%	3%

Comparable sales for these periods excluding the impacts from changes in gasoline prices and foreign exchange were as follows:

	4 Weeks	26 Weeks
U.S.	2%	2%
Canada	2%	3%
Other International	-1%	3%

Total Company	2%	2%

The Company also announced that, effective June 1, 2017, it will increase annual membership fees by $5 for U.S. and Canada Goldstar (individual), Business, and Business add-on members (“Primary” Members). With this increase, all U.S. and Canada Goldstar, Business and Business add-on members will pay an annual fee of $60. Also effective June 1, annual fees for Executive Memberships in the U.S. and Canada will increase from $110 to $120 (Primary membership of $60, plus the Executive upgrade of $60), and the maximum annual 2% reward associated with the Executive Membership will increase from $750 to $1,000. The fee increases will impact around 35 million members, roughly half of them Executive Members.

Costco currently operates 728 warehouses, including 508 in the United States and Puerto Rico, 94 in Canada, 37 in Mexico, 28 in the United Kingdom, 25 in Japan, 13 in Korea, 13 in Taiwan, eight in Australia and two in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these fiscal 2017 second quarter operating results and February sales results is scheduled for 2:00 p.m. (PT) on March 2, 2017, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, David Sherwood, 425/313-8239

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 12, 2017	February 14, 2016	February 12, 2017	February 14, 2016
REVENUE
Net sales	$29,130	$27,567	$56,599	$54,194
Membership fees	636	603	1,266	1,196

Total revenue	29,766	28,170	57,865	55,390
OPERATING EXPENSES
Merchandise costs	25,927	24,469	50,215	48,090
Selling, general and administrative	2,980	2,835	5,920	5,641
Preopening expenses	15	10	37	36

Operating income	844	856	1,693	1,623
OTHER INCOME (EXPENSE)
Interest expense	(31)	(31)	(60)	(64)
Interest income and other, net	(4)	16	22	44

INCOME BEFORE INCOME TAXES	809	841	1,655	1,603
Provision for income taxes	288	286	579	561

Net income including noncontrolling interests	521	555	1,076	1,042
Net income attributable to noncontrolling interests	(6)	(9)	(16)	(16)

NET INCOME ATTRIBUTABLE TO COSTCO	$515	$546	$1,060	$1,026

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.17	$1.24	$2.42	$2.34

Diluted	$1.17	$1.24	$2.41	$2.32

Shares used in calculation: (000’s)
Basic	439,127	439,648	438,567	438,990
Diluted	440,657	441,559	440,568	441,457

Cash dividends declared per common share	$0.45	$0.40	$0.90	$0.80

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	February 12, 2017	August 28, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,744	$3,379
Short-term investments	1,221	1,350
Receivables, net	1,597	1,252
Merchandise inventories	9,530	8,969
Other current assets	368	268

Total current assets	17,460	15,218

PROPERTY AND EQUIPMENT
Land	5,436	5,395
Buildings and improvements	14,395	13,994
Equipment and fixtures	6,363	6,077
Construction in progress	697	701

	26,891	26,167
Less accumulated depreciation and amortization	(9,549)	(9,124)

Net property and equipment	17,342	17,043

OTHER ASSETS	828	902

TOTAL ASSETS	$35,630	$33,163

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$8,764	$7,612
Current portion of long-term debt	2,257	1,100
Accrued salaries and benefits	2,780	2,629
Accrued member rewards	910	869
Deferred membership fees	1,458	1,362
Other current liabilities	2,691	2,003

Total current liabilities	18,860	15,575
LONG-TERM DEBT, excluding current portion	2,815	4,061
OTHER LIABILITIES	1,243	1,195

Total liabilities	22,918	20,831

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 438,941,000 and 437,524,000 shares issued and outstanding	2	2
Additional paid-in capital	5,631	5,490
Accumulated other comprehensive loss	(1,333)	(1,099)
Retained earnings	8,140	7,686

Total Costco stockholders’ equity	12,440	12,079
Noncontrolling interests	272	253

Total equity	12,712	12,332

TOTAL LIABILITIES AND EQUITY	$35,630	$33,163